Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release
Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS RECORD FIRST QUARTER

EARNINGS ON STRONG VOLUME GROWTH

•	Net income was $7.8 million, up $7.9 million compared to the first quarter of 2009.

•	Diluted earnings per share was $0.17, a significant improvement from breakeven earnings per share in the first quarter of 2009.

•	Sales increased 14.8% (led by higher volumes of nearly 12%) compared to last year.

•	Segment operating profit was $13.7 million, an increase of $8.8 million over the first quarter of 2009.

FAIRLAWN, OHIO, March 24, 2010 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $7.8 million, or $0.17 per diluted share, for the first quarter ended February 28, 2010, compared to a net loss of $0.1 million, or breakeven per diluted share, for the first quarter of 2009. Included in the first quarters of 2010 and 2009 were restructuring and severance charges of $0.3 million and $0.9 million respectively.

Net sales increased $23.7 million, or 14.8%, to $183.9 million for the first quarter of 2010, compared to $160.2 million for the first quarter of 2009. The first quarter increase in sales was the result of improved volumes of $18.7 million, higher selling prices of $3.1 million and foreign currency translation effects of $1.9 million. Gross profit improved to $40.0 million, with margins of 21.8%, in the first quarter of 2010, compared to $31.7 million, and margins of 19.8%, in the first quarter of 2009. The increase in gross profit was primarily due to higher volumes.

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OMNOVA Add 1

“OMNOVA’s strong first quarter, which began December 1 and seasonally is our weakest, is indicative of the fundamental improvements we have made in our Company and the consolidation that is occurring in our industries. Our first quarter performance continues a very positive trend which began in the second half of 2008. The Company has made significant progress on many fronts, including the introduction of numerous innovative products, penetration into new, adjacent markets, the continued globalization of our business along with aggressive productivity gains and cost reductions,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“This is the fifth consecutive quarter of earnings improvement and the second consecutive quarter of volume improvement. The volume expansion was broad based as both of our segments achieved volume growth in the quarter, and our growth has accelerated over the last few months as the economy begins to rebound. After spending several years improving our cost structure in the face of reduced market demand, we expect to have strong operating leverage moving forward as volumes continue to outpace last year’s levels,” McMullen added.

Selling, general and administrative expenses in the first quarter of 2010 were $24.0 million or 13.1% of sales, compared to $23.0 million, or 14.4% of sales in the first quarter of 2009. The $1.0 million increase was driven by variable selling expenses and higher incentive accruals. Interest expense in the first quarter of 2010 was $1.8 million, a decrease of $0.4 million compared to the first quarter of 2009, as a result of lower average debt. The weighted average cost of borrowing during the first quarter of 2010 was 4.5% compared to 4.4% during the first quarter of 2009. The Company’s tax expense for the first quarter of 2009 was $0.7 million, compared to $0.2 million in the first quarter of 2009. The increase was due primarily to domestic alternative minimum tax and increased foreign taxes as a result of higher profitability in foreign operations. The consolidated tax rate is substantially lower than the statutory rate due mainly to the utilization of domestic federal net operating loss carryforwards. The remaining balance, as of February 28, 2010, for domestic federal net operating loss carryforwards was $131.8 million, with expiration dates between 2021 and 2030.

The Company’s net debt (total debt less cash) was $108.3 million at February 28, 2010, an increase of $5.7 million during the quarter, primarily due to typical seasonal working capital requirements. Debt of $143.7 million was comprised of a term loan facility with $142.0 million outstanding maturing in 2014 and $1.7 million of short-term debt in the Asian businesses. On February 28, 2010, there was no outstanding debt on the Company’s revolving asset-based credit facility, and available borrowing capacity was $68.8 million. The quarter-end consolidated cash balance was $35.4 million. Total liquidity, comprised of unused borrowing capacity and cash on hand, was $104.2 million.

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OMNOVA Add 2

Performance Chemicals - Net sales during the first quarter of 2010 increased 19.2%, to $112.8 million, compared to $94.6 million in the first quarter of 2009. The improvement was driven by volume increases of $15.1 million or 16.0%, higher selling prices of $2.5 million and foreign currency translation effects of $0.6 million. Segment operating profit was $13.8 million for the first quarter of 2010 compared to $7.8 million in the first quarter of 2009, an increase of $6.0 million. The year-over-year operating profit improvement was driven by higher volumes, improved product mix and a continued focus on lowering costs.

During the quarter, paper and specialty volumes increased double digits as compared to a year ago, while carpet volumes were up slightly. The Company’s industry-leading technology led to new business wins in most of its markets. Additionally, several customers restarted production lines that had been idled in 2009. February was the seventh consecutive month of year-over-year volume growth. The Company expects continued increases in Performance Chemicals volumes as the economy improves.

Decorative Products - Net sales were $71.1 million during the first quarter of 2010, an increase of $5.5 million, or 8.4%, compared to the first quarter of 2009. Sales improved in six of the segment’s seven product categories, with the strongest growth coming from Asian businesses and domestic laminates and films. Volumes in the first quarter of 2010 began to recover from historical lows. The segment operating loss in the seasonally weak first quarter was $0.1 million in 2010, compared to a loss of $2.9 million for the first quarter of 2009. Decorative Products has generated year-over-year operating profit improvement for three consecutive quarters, driven by significant cost reduction actions, new product introductions and improved productivity.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, March 25, 2010, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 15, 2010. A telephone replay will also be available beginning at 1:00 p.m. ET on March 25, 2010, and ending at 11:59 p.m, ET on April 15, 2010. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 147730.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit (loss) to consolidated net sales and net income (loss)

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended February 28,
	2010	2009

Performance Chemicals	$112.8	$94.6
Decorative Products	71.1	65.6

Total Sales	$183.9	$160.2

Segment Operating Profit (Loss)[1]
Performance Chemicals	$13.8	$7.8
Decorative Products	(.1)	(2.9)
Interest expense	(1.8)	(2.2)
Corporate expense	(3.4)	(2.6)

Income Before Income Taxes	8.5	.1
Income tax expense	(.7)	(.2)

Net Income (Loss)	$7.8	$(.1)

Depreciation and amortization	$5.5	$5.6
Capital expenditures	$2.5	$1.4

[1]

Segment operating profit (loss) for the first quarter of 2010 included restructuring and severance charges of $0.2 million and $0.1 million for Performance Chemicals and Decorative Products, respectively. For the first quarter of 2009, these included restructuring and severance charges of $0.1 million and $0.7 million for Performance Chemicals and Decorative Products, respectively. Management excludes these items when evaluating the results of the Company’s ongoing business.

OMNOVA Add 4

This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address sales, profits, markets, products, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates. Other risks and uncertainties are more specific to the Company’s businesses. The occurrence of such risks and uncertainties and the impact is often not predictable or within the Company’s control. Any such occurrence could adversely affect the Company’s results and, in some cases, such effect could be material.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unexpected full or partial suspension of plant operations; the Company’s strategic alliance, joint venture and acquisition activities; loss or damage due to acts of war or terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; stock price volatility; governmental legislative and regulatory changes, including changes impacting environmental compliance, pension plans, products and raw materials; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; meeting required pension plan funding obligations; infringement or loss of the Company’s

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OMNOVA Add 5

intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of the Company’s business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses; availability of financing to fund operations at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term borrowing rates.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2009 sales of $696 million and a workforce of approximately 2,300 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended February 28,
	2010	2009

Net Sales	$183.9	$160.2
Cost of goods sold	143.9	128.5

Gross Profit	40.0	31.7

Selling, general and administrative	24.0	23.0
Depreciation and amortization	5.5	5.6
Restructuring and severance	.3	.9
Interest expense	1.8	2.2
Other income, net	(.1)	(.1)

	31.5	31.6

Income Before Income Taxes	8.5	.1
Income tax expense	.7	.2

Net Income (Loss)	$7.8	$(.1)

Income Per Share
Basic net income per share	$.18	$—

Diluted net income per share	$.17	$—

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	February 28, 2010	November 30, 2009
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$35.4	$41.5
Accounts receivable, net	113.4	105.9
Inventories	48.2	37.5
Prepaid expenses and other	4.2	2.4

Total Current Assets	201.2	187.3

Property, plant and equipment, net	138.4	141.9
Trademarks and other intangible assets, net	4.1	4.4
Deferred income taxes	1.1	1.2
Other assets	3.1	3.2

Total Assets	$347.9	$338.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$3.2	$3.3
Accounts payable	74.2	64.4
Accrued payroll and personal property taxes	11.1	16.4
Employee benefit obligations	3.0	2.6
Deferred income taxes	.9	.9
Other current liabilities	4.4	4.0

Total Current Liabilities	96.8	91.6

Long-term debt	140.5	140.8
Postretirement benefits other than pensions	8.2	8.4
Pension liabilities	65.2	65.4
Deferred income taxes	.9	.9
Other liabilities	14.5	15.8

Total Liabilities	326.1	322.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 44.8 million shares issued at February 28, 2010 and November 30, 2009	4.5	4.4
Additional contributed capital	314.9	314.1
Retained deficit	(212.1)	(219.9)
Treasury stock at cost; 0.1 million shares at February 28, 2010 and November 30, 2009	(.6)	(.4)
Accumulated other comprehensive loss	(84.9)	(83.1)

Total Shareholders’ Equity	21.8	15.1

Total Liabilities and Shareholders’ Equity	$347.9	$338.0